                                                                      EXHIBIT 99










                        TCF Employees Stock Purchase Plan



                            Financial Statements and
                             Supplemental Schedules



                        December 31, 2001, 2000 and 1999

                        TCF Employees Stock Purchase Plan

                   Index - Financial Statements and Schedules






                                                                                      PAGE NO.

Independent Auditors' Report                                                              1

Statements of Net Assets Available for Plan Benefits -
        at December 31, 2001 and 2000                                                     2


Statements of Changes in Net Assets Available for Plan Benefits -
        Years ended December 31, 2001, 2000 and 1999                                      3


Notes to Financial Statements                                                          4-12


Supplemental Schedules:

        Schedule 1 - Schedule of Assets (Held at End of Year)                            13

        Schedule 2 - Schedule of Reportable Transactions                                 14


                          INDEPENDENT AUDITORS' REPORT





The Board of Directors of TCF Financial Corporation and
    The Plan Sponsor and Plan Administrator of the
    TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan ("the Plan") as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2001 and 2000, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                               /s/ KPMG LLP


June 14, 2002
Minneapolis, Minnesota

                        TCF Employees Stock Purchase Plan

              Statements of Net Assets Available for Plan Benefits



                                                                     At December 31,
                                                    ---------------------------------------------------
                                                             2001                       2000
                                                    ------------------------   ------------------------
Assets:
  Investments at fair market value:
    TCF Financial Corporation stock fund                       $197,251,873              $ 195,041,199
    Mutual funds                                                  2,354,752                          -
    Money market fund                                               668,250                  1,045,489
                                                    ------------------------   ------------------------
      Total investments                                         200,274,875                196,086,688
  Cash                                                                    2                          2
  Accrued interest receivable                                           936                      6,907
                                                    ------------------------   ------------------------
      Total assets                                              200,275,813                196,093,597

Liabilities:
  Due to broker on purchase of securities                            64,918                    267,166
                                                    ------------------------   ------------------------

      Net assets available for plan benefits                   $200,210,895              $ 195,826,431
                                                    ========================   ========================



                 See accompanying notes to financial statements.

                        TCF Employees Stock Purchase Plan

         Statements of Changes in Net Assets Available for Plan Benefits


                                                                          Year Ended December 31,
                                                 --------------------------------------------------------------------------
                                                          2001                     2000                      1999
                                                 ------------------------ ------------------------  -----------------------
Investment income:
  Dividends                                                 $  4,256,429             $  3,691,963             $  3,343,239
  Interest                                                        79,772                   65,318                   43,809
                                                 ------------------------ ------------------------  -----------------------
      Total investment income                                  4,336,201                3,757,281                3,387,048
                                                 ------------------------ ------------------------  -----------------------

Realized gain/(loss) on distributions
  for withdrawals and terminations:
    Stock fund                                                11,188,184               10,504,336                7,944,465
    Mutual funds                                                 (37,103)                       -                        -

Change in unrealized appreciation/
  depreciation of investments:
    Stock fund                                                 1,492,260               76,293,967               (4,771,305)
    Mutual funds                                                 (59,253)                       -                        -
                                                 ------------------------ ------------------------  -----------------------

Deposits and contributions:
  Participant deposits                                         9,153,401                7,831,267                7,028,231
  Employer contributions                                       2,958,229                2,648,012                2,782,785
                                                 ------------------------ ------------------------  -----------------------
      Total deposits and contributions                        12,111,630               10,479,279                9,811,016
                                                 ------------------------ ------------------------  -----------------------

Distributions:
  Withdrawals and terminations                               (20,112,220)             (16,708,127)             (10,866,315)
  Dividends                                                   (4,190,383)              (3,667,405)              (3,339,661)
                                                 ------------------------ ------------------------  -----------------------
      Total distributions                                    (24,302,603)             (20,375,532)             (14,205,976)
                                                 ------------------------ ------------------------  -----------------------

Administrative expenses                                         (344,852)                (148,535)                (278,382)
                                                 ------------------------ ------------------------  -----------------------

Increase in net assets
  available for plan benefits                                  4,384,464               80,510,796                1,886,866

Net assets available for plan benefits:
  Beginning of year                                          195,826,431              115,315,635              113,428,769
                                                 ------------------------ ------------------------  -----------------------
  End of year                                               $200,210,895             $195,826,431             $115,315,635
                                                 ======================== ========================  =======================



                 See accompanying notes to financial statements

                        TCF Employees Stock Purchase Plan

                          Notes to Financial Statements

(1)     ACCOUNTING POLICIES

        The financial statements of the TCF Employees Stock Purchase Plan (the "Plan") have been prepared on the accrual basis of accounting. Assets of the Plan are stated at fair value. Purchases and sales of investments are recorded on a trade-date basis. The cost of Plan investments sold is determined by the average cost method. Benefits are recorded when paid.

        Basis of Presentation

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

(2)     EMPLOYEES STOCK PURCHASE PLAN

        The Plan was adopted by the Board of Directors of TCF National Bank ("TCF Bank"), formerly TCF National Bank Minnesota, and approved by its stockholders effective January 1, 1987 as the TCF Employees Stock Bonus Plan - 401(k). Effective October 1, 1988, the Plan was amended and restated as the TCF Employees Stock Ownership Plan - 401(k). Effective January 1, 1998, the Plan was renamed as the TCF Employees Stock Purchase Plan. The Plan is intended to meet the requirements for qualification of a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), an employee stock ownership plan under Section 4975(e)(7) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Effective April 1, 2000, the Plan sponsor was changed to TCF Financial Corporation ("TCF Financial"), TCF Bank's parent corporation.

        The Plan was established for the purpose of providing eligible employees with a convenient, tax-advantaged opportunity to invest in the stock of TCF Financial, and to provide an additional source of retirement income. Prior to January 1, 1998, all "regular stated salary" employees and certain commissioned employees of participating employers, with one year of service, were eligible to participate. Effective January 1, 1998, employees of a participating employer who have worked 1,000 hours and completed one year of service are eligible to participate in the Plan. Effective October 1, 1999, all full- and part-time employees became eligible to participate in the Plan. Effective April 2, 2001, participants aged 50 or older may elect to invest any portion or all of their Plan account in TCF Financial common stock or in any or all of nine mutual fund investments. Eligible participants may contribute, in increments of 1%, to the following investment options: Putnam U.S. Government Income

                        TCF Employees Stock Purchase Plan

        Trust, Putnam Asset Allocation Conservative Fund, Putnam Fund for Growth and Income, Putnam Utilities Growth and Income Fund, Putnam Asset Allocation Balanced Fund, Putnam International Growth Fund, Putnam Investors Fund, Putnam Voyager Fund, Putnam Asset Allocation Growth Fund and TCF Financial Corporation Common Stock Fund.

        With certain limitations, participants may elect to invest up to 12% of their covered pay on a tax-deferred basis and an additional 6% on an after tax basis in the Plan. Effective November 9, 2001, participants may elect to invest up to 18% of their covered pay on a tax-deferred basis in the Plan. The aggregate contributions are subject to the Internal Revenue Service ("IRS") maximum annual limits of $10,500 during 2001 and 2000, respectively. Effective January 4, 2002, participants may elect to invest up to 97% of their covered pay on a tax-deferred basis in the Plan subject to IRS limitations. Participating employers match the contributions of employees who have worked 1,000 hours and completed one year of service at the rate of 50 cents per dollar with a maximum employer contribution of 3% of the employee's salary. Employer contributions are made in the form of TCF Financial common stock or cash. Cash contributions are invested in TCF Financial common stock shortly after the date contributed.

        Dividends earned on shares in employee accounts in the Plan are distributed in cash to participants on a quarterly basis. Effective January 1, 2002 participants may elect to use their dividends to purchase additional shares of TCF Financial common stock or mutual funds, if eligible.

        US Bank National Association ("US Bank" or "Trustee") is the trustee of the Plan appointed to serve under the trust agreement.

        With the concurrence of TCF Financial, US Bank is authorized to borrow funds for purchases of TCF Financial common stock. As of December 31, 2001 and 2000 no such loans had occurred. The Plan provides that the only sources of repayment are employer contributions made in the usual course of operation of the Plan and/or a guarantee from TCF Financial. Employee contributions will not be used in any event to repay such loans and TCF Bank is prohibited from guaranteeing any such loans. Shares purchased with the proceeds of any such loans initially will be held unallocated in the Plan, and then released and allocated to the matching accounts of employees as payments are made on the loan.

        The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit. These additional contributions, if any, are allocated to participants' matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations. To date, no such contributions have been made.

        Participant deposits to the Plan are fully vested at all times. Participants' interests in the employer matching account generally vest at the rate of 20% per year

                        TCF Employees Stock Purchase Plan

        (with full vesting after five years of vesting service). The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

        Amounts, which have been forfeited in accordance with provisions of the Plan, are applied to the payment of Plan expenses. Other administrative expenses are paid directly by TCF Bank. Expenses paid by TCF Bank during 2001, 2000 and 1999 totaled $368,561, $211,955 and $0, respectively. Any remaining forfeitures are reallocated to the remaining participants' matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations. Effective January 1, 2000, any remaining amounts are retained by the Plan and used as employer matching contributions in future periods.

        TCF Financial has reserved the right to amend the Plan at any time and each participating employer may terminate the Plan at any time as to its employees. In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

 (3)    PREFUNDED EMPLOYER CONTRIBUTION

        On January 22, 2001, TCF Financial contributed $1.5 million to the Plan to prefund a portion of the employer match for 2001. The Plan purchased 39,154 shares of TCF Financial Corporation common stock, which were held in an unallocated account.
        Shares were released, at fair value, from the unallocated account each pay period to match employee contributions. Dividends paid on these unallocated shares were used to purchase additional unallocated shares. Employer contributions for 2001 totaled $3.0 million, which included unrealized appreciation of $42,594. All shares had been allocated to participant accounts at the end of 2001.

        On February 23, 2000, TCF Bank, the Plan sponsor at the time of the funding, contributed $1.5 million to the Plan to prefund a portion of the employer match for 2000. The Plan purchased 74,919 shares of TCF Financial Corporation common stock, which were held in an unallocated account. Shares were released, at fair value, from the unallocated account each pay period to match employee contributions. Dividends paid on these unallocated shares were used to purchase additional unallocated shares. Employer contributions for 2000 totaled $2.6 million, which included unrealized appreciation of $680,756. All shares had been allocated to participant accounts at the end of 2000.

                        TCF Employees Stock Purchase Plan

(4)     PARTICIPATING EMPLOYERS INCLUDED IN THE PLAN

        The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial. Participant deposits, employer contributions and the related net assets are as follows:

                                                                          Year Ended                        At
                                                                       December 31, 2001             December 31, 2001
                                                             ------------------------------------  --------------------
                                                               Participant          Employer
                                                                 Deposits        Contributions         Net Assets
Participating Employer                                           at Cost            at Cost
-----------------------------------------------------------  -----------------  -----------------  --------------------

TCF Financial Corporation                                       $      76,893      $      37,464     $      13,986,865

TCF National Bank                                                   7,410,838          2,372,615           155,060,821

TCF Mortgage Corporation                                              637,999            203,483            17,187,718

TCF Agency Minnesota, Inc.                                             42,923             11,899             1,156,678

TCF Financial Insurance Agency, Inc.                                  165,941             56,176             2,617,088

Winthrop Resources Corporation                                        364,849            136,324             2,938,609

Great Lakes Mortgage LLC                                                8,746              1,325                29,912

TCF Leasing, Inc.                                                     363,349            106,000             1,295,267

TCF Investment Management Inc.                                         63,707             23,849             1,911,757

TCF Express Trade                                                      18,156              9,078             1,095,794

North Star Title, Inc.                                                      -                 16             1,555,158

North Star Real Estate Services, Inc.                                       -                  -               167,778

TCF Realty, Inc.                                                            -                  -               136,591

TCF Financial Services, Inc.                                                -                  -               822,579

TCF Consumer Financial Services, Inc.                                       -                  -               248,280
                                                             -----------------  -----------------  --------------------
    Total                                                      $    9,153,401     $    2,958,229     $     200,210,895
                                                             =================  =================  ====================


                                                                          Year Ended                        At
                                                                       December 31, 2000             December 31, 2000
                                                             ------------------------------------  --------------------
                                                               Participant          Employer
                                                                 Deposits        Contributions         Net Assets
Participating Employer                                           at Cost            at Cost
-----------------------------------------------------------  -----------------  -----------------  --------------------

TCF Financial Corporation                                       $     173,556      $      63,367     $      14,075,555

TCF National Bank                                                   6,287,322          2,125,988           151,552,837

TCF Mortgage Corporation                                              495,319            180,863            16,439,035

TCF Agency Minnesota, Inc.                                             36,254             11,566             1,044,027

TCF Financial Insurance Agency, Inc.                                  152,923             56,313             2,549,618

Winthrop Resources Corporation                                        351,040            141,510             2,525,485

Great Lakes Mortgage LLC                                                9,683              1,543                94,283

TCF Leasing, Inc.                                                     256,155             36,680               787,060

TCF Investment Management Inc.                                         55,163             23,151             2,429,260

TCF Express Trade                                                      13,852              7,031               996,168

North Star Title, Inc.                                                      -                  -             1,932,462

North Star Real Estate Services, Inc.                                       -                  -               163,870

TCF Realty, Inc.                                                            -                  -               129,230

TCF Financial Services, Inc.                                                -                  -               852,639

TCF Consumer Financial Services, Inc.                                       -                  -               254,902
                                                             -----------------  -----------------  --------------------
    Total                                                      $    7,831,267     $    2,648,012     $     195,826,431
                                                             =================  =================  ====================


Some of the participating employers listed above had no active employees as of December 31, 2001 or 2000.

                        TCF Employees Stock Purchase Plan

(5)     INCOME TAX STATUS

        TCF Financial has received a favorable tax determination letter from the IRS indicating that the Plan qualified under Sections 401(a), 409 and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under
        Section 501(a) of the Code. As such, the Plan's assets are exempt from federal income tax, and participant tax-deferred deposits and amounts contributed by participating employers are not taxed to the employee until a distribution from the Plan is received. Continued compliance with ERISA is required to maintain this tax-exempt status. The Plan document was restated in its entirety on April 30, 2001 and was submitted to the IRS on February 28, 2002 with a request for a new determination letter under the provisions of Section 401(a) and 501(a) of the Code, as amended. The Plan administrator believes the Plan continues to qualify under the provisions of Section 401(a) of the Code and that the related trust is exempt from federal income taxes.

(6)     INVESTMENTS NOT DIRECTED BY PARTICIPANTS

        The following schedules disclose information about non-participant directed assets. Non-participant directed assets are the accounts of participants under 50 years of age.


                                                                              At December 31,
                                                                         --------------------------
                                                                                   2001
                                                                         --------------------------
Assets:
  Investments at fair market value:
    TCF Financial Corporation stock fund                                             $ 120,767,240
    Money market fund                                                                      668,250
                                                                         --------------------------
      Total investments                                                                121,435,490
  Cash                                                                                           2
  Accrued interest receivable                                                                  936
                                                                         --------------------------
      Net assets available for plan benefits                                           121,436,428

Liabilities:
  Due to broker on purchase of securities                                                        -
                                                                         --------------------------

      Net assets not directed by participants                                        $ 121,436,428
                                                                         ==========================


                        TCF Employees Stock Purchase Plan

        Significant components of the changes in net assets relating to investments not directed by participants are as follows:


                                                                           Year Ended
                                                                          December 31,
                                                                    --------------------------
                                                                              2001
                                                                    --------------------------
Investment income:
  Dividends                                                                     $   2,991,227
  Interest                                                                             48,262
                                                                    --------------------------
      Total investment income                                                       3,039,489
                                                                    --------------------------

Net depreciation                                                                   (2,610,303)
                                                                    --------------------------

Deposits and contributions:
  Participant deposits                                                              7,855,775
  Employer contributions                                                            2,520,089
                                                                    --------------------------
      Total deposits and contributions                                             10,375,864
                                                                    --------------------------

Assets eligible for participant direction                                         (65,620,750)

Distributions:
  Withdrawals and terminations                                                    (15,039,068)
  Dividends                                                                        (4,190,383)
                                                                    --------------------------
      Total distributions                                                         (19,229,451)
                                                                    --------------------------

Administrative expenses                                                              (344,852)
                                                                    --------------------------

Decrease in net assets
  not directed by participants                                                    (74,390,003)

Net assets not directed by participants:
  Beginning of year                                                               195,826,431
                                                                    --------------------------
  End of year                                                                   $ 121,436,428
                                                                    ==========================


        Prior to April 2, 2001 the Plan participant accounts were invested solely in TCF common stock. Effective April 2, 2001, participants age 50 or older may elect to invest any portion or all of their plan account in the TCF Financial Stock Fund (invested primarily in TCF common stock) or in any or all of nine mutual fund investments. Therefore, the schedule above represents the results of the entire trust from January 1, 2001 to April 1, 2001 and the results of the non-participant directed accounts from April 2, 2001 to December 31, 2001.

                        TCF Employees Stock Purchase Plan

(7)     INVESTMENTS

        Plan investments are stated at fair value, determined by quoted market price. The net unrealized appreciation of investments reflected in Plan equity is as follows:


                                                      Year Ended December 31, 2001
                              -----------------------------------------------------------------------------
                                                                                         Unrealized
                                                                                        Appreciation/
                                       Cost                    Fair Value              (Depreciation)
                              ------------------------   ------------------------  ------------------------
Stock Fund*                         $      49,431,864          $     197,251,873         $     147,820,009
Mutual Funds                                2,414,006                  2,354,752                   (59,254)
Money Market Fund                             668,250                    668,250                         -
                              ------------------------   ------------------------  ------------------------
                                    $      52,514,120          $     200,274,875         $     147,760,755
                              ========================   ========================  ========================


                                                      Year Ended December 31, 2000
                              -----------------------------------------------------------------------------
                                                                                         Unrealized
                                       Cost                    Fair Value               Appreciation
                              ------------------------   ------------------------  ------------------------
Stock Fund*                         $      48,756,044          $     195,041,199         $     146,285,155
Mutual Funds                                        -                          -                         -
Money Market Fund                           1,045,489                  1,045,489                         -
                              ------------------------   ------------------------  ------------------------
                                    $      49,801,533          $     196,086,688         $     146,285,155
                              ========================   ========================  ========================


                                                      Year Ended December 31, 1999
                              -----------------------------------------------------------------------------
                                                                                         Unrealized
                                       Cost                    Fair Value               Appreciation
                              ------------------------   ------------------------  ------------------------
Stock Fund*                         $      45,200,037          $     114,510,470         $      69,310,433
Mutual Funds                                        -                          -                         -
Money Market Fund                             689,186                    689,186                         -
                              ------------------------   ------------------------  ------------------------
                                    $      45,889,223          $     115,199,656         $      69,310,433
                              ========================   ========================  ========================


     Individual investments shown in the preceding table which represent five percent or more of plan equity are separately identified (*).

     On March 27, 2001, the Plan sold 130,000 shares of TCF Financial common stock with a market value of $4.3 million as part of providing the additional mutual fund options to participants aged 50 and older.

                        TCF Employees Stock Purchase Plan

(8)  WITHDRAWALS AND TERMINATIONS

     Participants can elect to receive distributions from the Plan in the form of cash, shares of TCF Financial common stock, or mutual fund units in which the participant's account is invested at the time of the distribution. Distributions and sales are as follows:


                                                          Year Ended December 31, 2001
                           --------------------------------------------------------------------------------------------
                                Number of                                        Fair               Gain/(Loss) on
                               Units/Shares              Cost                    Value               Distributions
                           --------------------- ---------------------- ------------------------ ----------------------
Stock Fund                            397,347            $ 4,593,012            $ 15,781,196             $11,188,184
Mutual Funds                          132,351              1,983,691               1,946,588                 (37,103)
Money Market Fund                  39,260,624             39,260,624              39,260,624                       -
                           --------------------- ---------------------- ------------------------ ----------------------
                                   39,790,322            $45,837,327            $ 56,988,408             $11,151,081
                           ===================== ====================== ======================== ======================



                                                          Year Ended December 31, 2000
                           --------------------------------------------------------------------------------------------
                                Number of                                        Fair                   Gain on
                               Units/Shares              Cost                    Value               Distributions
                           --------------------- ---------------------- ------------------------ ----------------------
Stock Fund                           603,983            $ 6,258,192            $ 16,762,528             $10,504,336
Mutual Funds                               -                      -                       -                       -
Money Market Fund                 19,087,148             19,087,148              19,087,148                       -
                           --------------------- ---------------------- ------------------------ ----------------------
                                  19,691,131            $25,345,340            $ 35,849,676             $10,504,336
                           ===================== ====================== ======================== ======================



                                                          Year Ended December 31, 1999
                           --------------------------------------------------------------------------------------------
                                Number of                                        Fair                   Gain on
                               Units/Shares              Cost                    Value               Distributions
                           --------------------- ---------------------- ------------------------ ----------------------
Stock Fund                           438,809            $ 3,958,382            $ 11,902,847             $ 7,944,465
Mutual Funds                               -                      -                       -                       -
Money Market Fund                 18,370,527             18,370,527              18,370,527                       -
                           --------------------- ---------------------- ------------------------ ----------------------
                                  18,809,336            $22,328,909            $ 30,273,374             $ 7,944,465
                           ===================== ====================== ======================== ======================


     Cash, shares of TCF Financial common stock and mutual fund units of $24,302,603, $20,375,532 and $14,205,976 were distributed in 2001, 2000 and
     1999, respectively. At December 31, 2001 and 2000, liabilities including amounts due to participants, which are deducted from net assets available for plan benefits when paid, were $135,965 and $3,855,958, respectively.

                        TCF Employees Stock Purchase Plan

        The accompanying financial statements for 2001 and 2000 differ from Form 5500, as filed with the Department of Labor, as follows:


                                                                                         At December 31,
                                                                  ----------------------------------------------------
                                                                             2001                      2000
                                                                  ---------------------------  -----------------------
Net assets available for plan benefits per
  accompanying financial statements                                            $200,210,895              $195,826,431
Liabilities including amounts due to
  participants                                                                     (135,965)               (3,855,958)
                                                                  ---------------------------  -----------------------

Net assets available for plan benefits
  per Form 5500                                                                $200,074,930              $191,970,473
                                                                  ===========================  =======================


       Forfeitures of unvested employer matching contributions were used to offset plan expenses as disclosed in the following table:


                                                                                Year Ended December 31,
                                                                 -----------------------------------------------------
                                                                       2001               2000              1999
                                                                 ---------------  -----------------  -----------------
Total forfeitures for the current year                               $290,290           $204,705            $ 239,146
Forfeitures returned to participants                                        -                  -              (18,919)
Interest on earnings                                                    3,096              1,432                5,341
Forfeitures carried over
  from previous year                                                   59,228              1,626               54,440
Forfeitures used to pay plan expenses                                (344,852)          (148,535)            (278,382)
                                                                 ---------------  -----------------  -----------------
  Forfeitures to be used to offset
     future expenses                                                   $7,762           $ 59,228              $ 1,626
                                                                 ===============  =================  =================


     If participants are re-hired by a participating employer within the year of termination, unvested forfeitures are returned to the participant's account.

(9)  PARTY-IN-INTEREST TRANSACTIONS

     The Plan engages in transactions involving the acquisition or disposition of TCF Financial common stock and units of the First American Prime Obligation Class C Institutional Fund of the Trustee. TCF Financial and the Trustee are parties-in-interest. These transactions are covered by an exemption from the "prohibited transactions" provisions of ERISA and the Code.

     During 2001, TCF purchased 28,907 shares of TCF Financial common stock from the Plan at a cost of $1,430,996. The shares were purchased at fair value with no commissions.

                                                                     SCHEDULE 1



                        TCF Employees Stock Purchase Plan

                    Schedule of Assets (Held at End of Year)

                              At December 31, 2001


                                                                                                                       Fair
                   Issuer                       Description            Units/Shares             Cost                   Value
---------------------------------------- -------------------------- ------------------- ---------------------- ---------------------
TCF Financial*                                  Stock Fund                   4,111,127   $   49,431,864            $   197,251,873

Putnam U.S. Government
  Income Trust                                  Mutual Fund                    112,054   $    1,453,185            $     1,445,492

Putnam Asset Allocation
  Conservative Fund                             Mutual Fund                      8,583   $       77,608            $        74,586

Putnam Fund for Growth
  and Income                                    Mutual Fund                      8,503   $      159,489            $       150,668

Putnam Utilities Growth
  and Income Fund                               Mutual Fund                      7,430   $       87,698            $        71,034

Putnam Asset Allocation
  Balanced Fund                                 Mutual Fund                     15,528   $      154,847            $       152,326

Putnam International
  Growth Fund                                   Mutual Fund                      2,784   $       62,050            $        55,174

Putnam Investors Fund                           Mutual Fund                      4,396   $       56,619            $        50,768

Putnam Voyager Fund                             Mutual Fund                     18,718   $      329,163            $       323,817

Putnam Asset Allocation
  Growth Fund                                   Mutual Fund                      3,227   $       33,347            $        30,887

First American
  Prime Obligation
  Class C
  Institutional
  Fund*                                      Money Market Fund                 668,250   $      668,250            $       668,250


*Parties-in-interest


                 See accompanying independent auditors' report.

                                                                      SCHEDULE 2


                        TCF Employees Stock Purchase Plan

                       Schedule of Reportable Transactions

                          Year Ended December 31, 2001




SERIES OF TRANSACTIONS (INVOLVING ONE SECURITY) WHICH EXCEED 5% OF PLAN ASSETS:


                                   Number of                            Amount of
                            -------------------------   -------------------------------------------
DESCRIPTION OF ASSET           Purchases     Sales           Purchases               Sales                 Net Gain
--------------------        ------------- -----------   --------------------- ---------------------  ----------------------
TCF Financial Stock Fund*         22           11           $   5,268,832          $  15,781,196           $  11,188,184

First American Prime
  Obligation Class C
  Institutional Fund*             196         291           $  38,883,385          $  39,260,624           $           -



*Parties-in-interest


                 See accompanying independent auditors' report.